CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made effective as of April 24, 2006 by and between Dr. Friedhelm Blobel (“Consultant”) and SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

1.	TERM; EFFECTIVENESS OF EMPLOYMENT AGREEMENT;

(a)   Term. This Agreement will be in force for the period from and including April 24, 2006 through and including the earliest to occur of (i) June 2, 2006, (ii) the date of Consultant’s death or disability, (iii) the date of termination hereof by mutual written agreement of Consultant and the Company, or (iv) the date of termination hereof by the Company for Cause (as defined as provided in the CIC Agreement (as defined below)), provided that for purposes of this Agreement the word “Employee” in the definition of Cause in the CIC Agreement will be replaced with the word “Consultant”.

(b)   Effectiveness Of Employment Agreement And CIC Agreement. Consultant and the Company have executed and delivered an Employment Agreement dated and effective as of June 2, 2006 (the “Employment Agreement”) pursuant to which Consultant will assume the position of President and Chief Executive Officer of Company, a copy of which Employment Agreement, as executed by the parties, is attached hereto as Exhibit A and is incorporated herein by reference, and a Change in Control Agreement dated as of June 2, 2006 (the “CIC Agreement”), a copy of which CIC Agreement as executed and delivered by Consultant and the Company is attached hereto as Exhibit B and is incorporated herein by reference. The Employment Agreement and the CIC Agreement each will, automatically and without further action required by Consultant or the Company, become effective, and will supersede this Agreement, as of June 2, 2006, if prior to June 2, 2006, this Agreement has not been terminated as provided in Section 1(a) hereof. Upon any termination of this Agreement as provided in Section 1(a) hereof, the Employment Agreement and the CIC Agreement each will automatically, and without further action required by Consultant or the Company, become null and void unless otherwise agreed in writing by Consultant and the Company.

2.	SERVICES; REPORTING

During the term hereof, Consultant will use his best efforts to provide the Company with such consulting services (the “Services”) related to the Company's business as the Board of Directors of the Company (the “Board”), through the Chairman of the Board, may request in connection with Consultant’s anticipated assumption of responsibilities, under the Employment Agreement, as President and Chief Executive Officer of Company. During the term hereof, Consultant will report to the Chairman of the Board.

3.	FEES AND REIMBURSEMENT

In consideration for the Services the Company will pay to Consultant a consulting fee of thirty thousand dollars ($30,000.00) in cash on May 1, 2006. The Company will promptly reimburse Consultant for all travel, entertainment and other commercially reasonable expenses incurred by Consultant in the performance by Consultant of the Service upon submission by Consultant to the Company of invoices in reasonable detail with respect thereto..

4.	RELATIONSHIP

The relationship of the Company and Consultant established by this Agreement is that of independent contractors. This Agreement will not constitute either of the parties hereto as the legal representative, employee or agent of the other, nor will either party have the right to assume, create or incur any liability or any other obligation express or implied, against or in the name of or on behalf of the other party.

5.	CONFIDENTIALITY

Consultant acknowledges that during the term of this Agreement, Consultant may have access to information concerning the Company's sales, earnings, financial condition, strategic business objectives, business relationships and other information concerning the Company and its operations which is not otherwise publicly known or available (the “Confidential Information”). Confidential Information is the sole property of the Company, and Consultant will not disclose or transfer the Confidential Information to any person, firm or entity, except with the prior written consent of the Company.

6.	GOVERNING LAW

This Agreement will be construed in accordance with the laws of the State of California.

7.	COMPLIANCE WITH LAW AND REGULATIONS

All activities performed, directly or indirectly, by Consultant in connection with this Agreement will be carried out in accordance with all applicable laws, regulations and relevant Company procedures and policies that are communicated in writing to Consultant.

8.	ENTIRE AGREEMENT.

This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral with respect to such subject matter. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Consultant. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument.

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties have hereunto affixed their signature, through their duly authorized representatives, as of the date first above written.

CONSULTANT

Dated: April 23, 2006		/s/ Friedhelm Blobel
Friedhelm Blobel

THE COMPANY

SciClone Pharmaceuticals, Inc
Dated: April, 23, 2006
	By:	/s/ Dean Woodman
Name: Dean Woodman
Title: Chairman of the Board of Directors

CONFIDENTIAL TREATMENT

EXHIBIT A

EXECUTED EMPLOYMENT AGREEMENT

EXHIBIT B

EXECUTED CHANGE IN CONTROL AGREEMENT